Exhibit 10.1.1
FIRST AMENDMENT TO THE
CARDINAL HEALTH, INC. 2021 LONG-TERM INCENTIVE PLAN

This First Amendment to the Cardinal Health, Inc. 2021 Long-Term Incentive Plan (the “Plan”) was adopted on January 29, 2024 by the Human Resources and Compensation Committee of the Board of Directors of Cardinal Health, Inc. (the “Company”).

The Plan is hereby amended, effective as of January 29, 2024, as follows:

1.Section 20 of the Plan is hereby deleted in its entirety and in replacement thereof shall be the following:

“20. Clawback Policy.

To the extent applicable, Participants and Awards will be subject to the terms of the Cardinal Health, Inc. Clawback Policy adopted by the Company, as required by New York Stock Exchange listing standards and as may be in effect from time to time. In its discretion, moreover, the Administrator may require repayment to the Company of all or any portion of any Award if the amount of the Award was calculated based upon the achievement of financial results that were subsequently the subject of a restatement of the Company’s financial statements, the Participant engaged in misconduct that caused or contributed to the need for the restatement of the financial statements, and the amount payable to the Participant would have been lower than the amount actually paid to the Participant had the financial results been properly reported. This Section 20 will not be the Company’s exclusive remedy with respect to such matters.